UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 7, 2006

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2006, NCI Building Systems, Inc. (“NCI”) and the respective parties to the Stock Purchase Agreement and the Credit Agreement described in Item 2.01 below amended those agreements. Please read Item 2.01 for a discussion of the amendments to those agreements, which discussion is incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

On April 7, 2006, NCI completed the acquisition of all the issued and outstanding shares of Robertson-Ceco II Corporation (“RCC II”) pursuant to the Stock Purchase Agreement, dated as of February 21, 2006, by and among NCI, The Heico Companies, L.L.C. and Robertson-Ceco Corporation (“RCC”) (the “Stock Purchase Agreement”). RCC II operates through four divisions: Robertson Building Systems, Ceco Building Systems, Star Building Systems and Steelspec. The purchase price for RCC II, which is subject to customary working-capital adjustments, was $366.5 million.

NCI financed the acquisition of RCC II with proceeds from the sale of its 2.125% Convertible Senior Subordinated Notes due 2024 and a $200 million term loan under its Credit Agreement, dated June 18, 2004, with Wachovia Bank, National Association, and the lenders party thereto (as so amended, the “Credit Agreement”).

In connection with the acquisition of RCC II, on April 7, 2006:

* the parties to the Stock Purchase Agreement entered into Amendment No. 1 to the Stock Purchase Agreement to provide that NCI would retain certain agreements and related indebtedness and to modify the working capital base used for purposes of certain defined terms in the Stock Purchase Agreement; and

* NCI, its subsidiaries party to the Credit Agreement, as guarantors, Wachovia Bank, National Association and the lenders party to the Credit Agreement entered into the Third Amendment to the Credit Agreement to revise certain covenants to accommodate NCI’s acquisition of RCC II and to provide for the $200 million term loan that funded a portion of the purchase price of RCC II. The maturity and interest rates provided for under the Credit Agreement are unchanged by the amendment. Under the amendment, NCI must make increased principal payments, reflecting the additional term loan, beginning on May 1, 2006. Pursuant to a joinder agreement, RCC II became a guarantor under the Credit Agreement on April 7, 2006.

The foregoing descriptions of the amendments to the Stock Purchase Agreement and the Credit Agreement are qualified in their entirety by reference to the terms of the those amendments, which are filed as Exhibits 10.1 and 10.2 to this report and are incorporated by reference herein. Except for their status as contractual documents that establish and govern the legal relationships among the parties thereto, the amendments are not intended to be a source of factual, business or operational information about the parties. The representations, warranties and covenants made by the parties in those agreements were made only for purposes of such agreements and as of specific dates. Such representations, warranties and covenants are qualified in a variety of respects, including by information in disclosure schedules that the parties exchanged in connection with the execution of those agreements, and may be subject to standards of materiality that differ from those relevant to investors. Representations and warranties may be used as a tool to allocate risks between the parties, including where the parties do not have complete knowledge of all facts. Investors are not third-party beneficiaries under either of the amendments and should not rely on the representations, warranties and covenants therein or any descriptions thereof as characterizations of the actual state of facts or condition of NCI or any of its affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The disclosures under Item 2.01 relating to the amendment to NCI’s Credit Agreement are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1, dated April 7, 2006, to Stock Purchase Agreement, dated February 21, 2006, by and among NCI Building Systems, Inc., The Heico Companies, L.L.C. and Robertson-Ceco Corporation.

10.2	Third Amendment, dated April 7, 2006, to Credit Agreement, dated June 18, 2004, by and among NCI Building Systems, Inc. as borrower, certain of its subsidiaries, as guarantors, Wachovia Bank, National Association, as administrative agent and lender, and the several lenders parties thereto.

99.1	Press release issued by NCI Building Systems, Inc. dated April 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore Vice President, General Counsel and Secretary

Dated: April 13, 2006